EXHIBIT 23.5
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Post-Effective Amendment No. 4 to the Registration Statement (No. 333-154975) on Form S-11 of TNP Strategic Retail Trust Inc., of our report, dated August 20, 2010, relating to our audit of the statement of revenues and certain expenses of the Waianae Mall Property for the year ended December 31, 2009, which appears in the Form 8-K/A of TNP Strategic Retail Trust, Inc. filed on August 20, 2010. We further consent to the reference to us under the heading “Experts” in the prospectus.
/s/ MCGLADREY & PULLEN, LLP
Irvine, California
September 1, 2010